                                                                       Exhibit 2
                                                                       ---------

                                                                  EXECUTION COPY
                                                                  --------------

            AMENDED AND RESTATED CONTRIBUTION AND VOTING AGREEMENT
            ------------------------------------------------------

          AMENDED AND RESTATED CONTRIBUTION AND VOTING AGREEMENT, dated as of May 31, 2001 (this "Agreement"), among CBRE Holding, Inc., a Delaware
                    ---------
corporation ("Holding"), BLUM CB Corp., a Delaware corporation and wholly owned
              -------
subsidiary of Holding ("Newco"), RCBA Strategic Partners, L.P., a Delaware
                        -----
limited partnership (together with its respective permitted assigns as provided herein, "BLUM"), FS Equity Partners III, L.P., a Delaware limited partnership
         ----
("FSEP"), and FS Equity Partners International, L.P., a Delaware limited
------
partnership ("FSEP International", and together with FSEP, "Freeman Spogli"),
              ------------------                            --------------
Raymond E. Wirta ("Wirta"), W. Brett White ("White"), those other investors who
                   -----                     -----
are signatories to this agreement (collectively with Wirta and White, the "Other
                                                                           -----
Investors") and Donald M. Koll ("Koll").  BLUM, Freeman Spogli and the Other
---------                        ----
Investors are herein collectively referred to as the "Investors."  Unless
                                                      ---------
expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).

          WHEREAS, Newco has entered into an Agreement and Plan of Merger, dated as of February 23, 2001 (as amended, the "Merger Agreement"), with CB Richard
                                          ----------------
Ellis Services, Inc., a Delaware corporation ("CBRE"), pursuant to which and
                                               ----
subject to the terms and conditions thereof, Newco shall merge with and into CBRE (the "Merger"), such that CBRE shall thereafter be a wholly owned
           ------
subsidiary of Holding;

          WHEREAS, in connection with the consummation of the Merger and the receipt by the Investors of common stock of Holding, each of the Investors shall become parties to a stockholders' agreement in the form attached hereto as Exhibit A (the "Securityholders' Agreement");
                --------------------------

          WHEREAS, in connection with the financing of the Merger and the related transactions, Newco is offering for issuance and sale $229 million aggregate principal amount of its senior subordinated notes (the "Newco Senior
                                                                  ------------
Subordinated Notes") and, upon the closing of such offering, the proceeds from
------------------
such issuance and sale (the "Senior Subordinated Notes Proceeds") will be
                             ----------------------------------
deposited in an escrow account, together with an additional amount of cash (the "Pre-Funded Interest") sufficient to pay the special mandatory redemption price
 -------------------
for the Newco Senior Subordinated Notes as described in the Preliminary Confidential Offering Circular used in connection with the offering of the Newco Senior Subordinated Notes;

          WHEREAS, in connection with the financing of the Merger and the related transactions, Holding is offering for issuance and sale at least 3,236,613 shares of Class A common stock, par value $.01 per share ( "Holding
                                                                      -------
Class A Common Stock"), of Holding (including shares underlying stock fund units
--------------------
in the CB Richard Ellis Services, Inc. Deferred Compensation Plan) to eligible employees and independent contractors of CBRE (the "Employee Offering");
                                                    -----------------

          WHEREAS, in connection with the execution of the Merger Agreement, Newco has received certain financing agreements and documents from Credit Suisse First Boston ("CSFB") and DLJ Investment Funding, Inc. ("DLJ") with respect to
               ----                                      ---
the provision of debt
financing to effect the Merger (the "Debt Financing Documents");
                                     ------------------------

          WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Merger, the Merger Agreement, the Securityholders' Agreement, the Debt Financing Documents and the transactions contemplated hereby and thereby (collectively, the "Transactions"); and
-------------

          WHEREAS, the parties to this Agreement previously entered into a Contribution and Voting Agreement, dated as of February 23, 2001 (the "Original
                                                                       --------
Agreement"), and this Agreement constitutes an amendment and restatement of the
---------
Original Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I  CONTRIBUTIONS
-  -------------

          1.1.  BLUM Contribution.  At the Contribution Closing (as defined
          ----  -----------------
below), on the terms and subject to the conditions of this Agreement, BLUM hereby agrees to (i) transfer and deliver to Holding 3,423,886 shares of common stock, par value $.01 per share (the "CBRE Common Stock"), of CBRE (the "BLUM
                                      -----------------                  ----
Stock Contribution"), and (ii) make an aggregate cash contribution to Holding of
------------------
approximately $40.9 million to approximately $92.6 million (as determined by Holding no less than twelve business days prior to the Contribution Closing, which amount shall be equal to approximately $92.6 million minus (A) the total number of shares of Class A common stock and stock fund units in the CB Richard Ellis Services, Inc. Deferred Compensation Plan subscribed for in the Employee Offering multiplied by $16.00, minus (B) the amount of the Pre-Funded Interest Contribution, minus (C) the amount of the Initial BLUM Contribution, plus (D) the aggregate amount of full-recourse notes delivered to Holding as consideration for shares of Class A common stock subscribed for in the Employee Offering) in immediately available funds to an account of Holding (the "BLUM
                                                                        ----
Cash Contribution," and together with the BLUM Stock Contribution, the "BLUM
-----------------                                                       ----
Contribution").  In connection with such BLUM Contribution, Holding hereby
------------
agrees to issue to BLUM at the Contribution Closing (a) 3,423,886 shares of Class B common stock, par value $.01 per share ("Holding Class B Common Stock"),
                                                 ----------------------------
of Holding in exchange for the BLUM Stock Contribution and (b) a number of shares of Holding Class B Common Stock in exchange for the BLUM Cash Contribution equal to the quotient obtained by dividing (x) the amount of the BLUM Cash Contribution by (y) $16.00 (the shares of Holding Class B Common Stock being issued to BLUM in accordance with clauses (a) and (b) are collectively referred to as the "BLUM Shares").
                    -----------

          1.2.  Freeman Spogli Contributions.  At the Contribution Closing, on
          ----  ----------------------------
the terms and subject to the conditions of this Agreement, Freeman Spogli hereby agrees to transfer and deliver to Holding 3,402,463 shares of CBRE Common Stock (the "Freeman Spogli Contribution"). In connection with such Freeman Spogli
      ---------------------------
Contribution, Holding hereby agrees to issue to Freeman Spogli at the Contribution Closing 3,402,463 shares (the "Freeman Spogli Shares") of Holding
                                            ---------------------
Class B Common Stock.

          1.3.  Other Investors Contribution.  At the Contribution Closing, on
          ----  ----------------------------
the terms and subject to the conditions of this Agreement, each of the Other Investors hereby agrees to transfer and deliver to

Holding the total number of shares of CBRE Common Stock set forth opposite his or her name on Schedule I hereto (each, an "Other Investor Contribution"). In
                                            ---------------------------
connection with each such Other Investor Contribution, Holding hereby agrees to issue to such Other Investor at the Contribution Closing the total number of shares (the "Other Investor Shares") of Holding Class B Common Stock set forth
             ---------------------
opposite his or her name on Schedule I hereto.

          1.4.  Delivery of Funds and Certificates.  Subject to the satisfaction
          ----  ----------------------------------
(or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.5 of this Agreement, the closing of the transactions contemplation hereby (the "Contribution Closing") will take place at the offices
                           --------------------
of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the closing under the Merger Agreement. At the Contribution Closing, Holding will deliver to the Investors duly executed certificates, registered in the Investors' respective names, representing the BLUM Shares, the Freeman Spogli Shares and each of the Other Investor Shares, as the case may be, against the transfer and payment (including, to the extent applicable, the delivery of certificates evidencing the applicable number of shares of CBRE Common Stock duly endorsed to Holding), to Holding of the BLUM Contribution, the Freeman Spogli Contribution and each of the Other Investor Contributions, respectively, which shall represent payment in full for the BLUM Shares, the Freeman Spogli Shares and each of the Other Investor Shares.

          1.5.  Conditions to the Obligations of the Parties Hereunder.  The
          ----  ------------------------------------------------------
respective obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which is for the benefit of and any of which may be waived by the
Investors:

          (a) Subject to Section 4.9, Holding shall have determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement; and

          (b) the representations and warranties of Holding and Newco contained herein shall be correct and complete in all material respects as of the Contribution Closing to the same extent as though made on and as of such date.

          1.6.  Termination.  This Agreement may be terminated and the
          ----  -----------
Transactions may be abandoned at any time prior to the Contribution Closing by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of the Agreement as provided in this Section 1.6, this Agreement shall forthwith become wholly void and of no further force or effect (except Section 4.4 and Article V) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such Section 4.4 and Article V. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

II  REPRESENTATIONS AND WARRANTIES
--  ------------------------------

          2.1.  Representations and Warranties of Holding and Newco.  Each of
          ----  ---------------------------------------------------
Holding and Newco represents and warrants to the Investors as follows:

          (a) Each of Holding and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by each of Holding and Newco of this Agreement and the agreements contemplated hereby, the performance by each of Holding and Newco of its obligations hereunder and thereunder, and the consummation by each of Holding and Newco of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of Holding and Newco and, assuming the due authorizations, executions and deliveries thereof by the Investors, constitutes a legal, valid and binding obligation of each of Holding and Newco, enforceable against each of Holding and Newco in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

          (b) As of the date hereof, the authorized capital stock of Holding consists of 2000 shares of common stock, par value $.01 per share ("Holding
                                                                    -------
Common Stock"), 10 of which are issued and outstanding and held by BLUM as of
------------
the date hereof (each such share having been purchased by BLUM for a cash price of $16.00 per share (such initial contribution, in the aggregate, the "Initial
                                                                       -------
BLUM Contribution")). As of the date hereof, the authorized capital stock of
-----------------
Newco consists of 2000 shares of common stock, par value $.01 per share ("Acquiror Common Stock"), 10 of which are issued and outstanding and held by
  ---------------------
Holding as of the date hereof (each such share having been purchased by Holding for a cash price of $16.00 per share).

          (c) The BLUM Shares, the Freeman Spogli Shares and the Other Investors Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (each, a "Lien").
   ----

          (d) The execution, delivery and performance by each of Holding and Newco of this Agreement and the agreements contemplated hereby and the consummation by each of Holder and Newco of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to either Holding or Newco or its properties or assets;
(ii) violate the provisions of the certificate of incorporation or bylaws of either Holding or Newco, as amended to date; or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to either Holding or Newco or their properties or assets.

          (e) Except to the extent required pursuant to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, (ii) any Non-U.S. Competition Laws and (iii) any similar applicable Laws, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Holding or Newco, in order (i) for this Agreement to constitute a legal, valid and binding obligation of Holding and Newco or (ii) to authorize or permit the consummation by Holding of the issuance of the BLUM Shares, the Freeman Spogli Shares and the Other Investor Share.

          (f) Each of Holding and Newco was organized solely for the purpose of effecting the Transactions and has engaged in no activity other than in connection therewith.

          2.2.  Representations and Warranties of the Investors.  Each of the
          ----  -----------------------------------------------
Investors represents and warrants, severally and not jointly, to Holding and Newco and to the other Investors that:

          (a) The execution and delivery by such Investor of this Agreement and the documents contemplated hereby, the performances by such Investor of its, his or her obligations hereunder and thereunder and the consummations by such Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Investor, and this Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery thereof by Holding and Newco, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

          (b) The execution, delivery and performance by such Investor of this Agreement and the agreements contemplated hereby and the consummation by such Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to such Investor or its, his or her respective properties or assets; (ii) violate the provisions of the constituent organizational documents or other governing instruments applicable to such Investor, as amended to date; or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Investor or its, his or her respective properties or assets.

          (c) Such Investor (i) is an "accredited investor" within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), (ii)
                                                         --------------
is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he, she or it is able to fend for himself, herself or itself, can bear the economic risk of the Investor's investment in Holding, and has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the investment in the Holding Class B Common Stock and can afford a complete loss of its, his or her investment, (iii) if other than an individual, has not been organized for the purpose of acquiring the Holding Class B Common Stock, (iv) understands that no public market now exists for the Holding Class B Common Stock and there is no assurance that a pubic market will ever exist for the Holding Class B Common Stock and (v) understands that the Holding Class B Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Holding Class B Common Stock or an available exemption from registration under the Securities Act, the Holding Class B Common Stock must be held indefinitely.

          (d) Such Investor's, together with its Affiliates' (as defined in the Merger Agreement), total beneficial ownership of shares of outstanding CBRE Common Stock as of the date hereof is accurately set forth opposite such Investor's name on Schedule I hereto, and each of such shares when transferred and delivered to Holding will be free and clear of all Liens.

          (e) Such Investor has no plan or intention to transfer its shares of Holding Class B Common Stock following the Contribution Closing.

III  VOTING AND EXCLUSIVITY
---  ----------------------

          3.1.  Voting.  Each of the Investors agrees to vote or consent (or
          ----  ------
cause to be voted or consented), in person or by proxy, any shares of CBRE Common Stock beneficially owned or held of record by such Investor or to which such party has, directly or indirectly, the right to vote or direct the voting (the "Subject Shares") in favor of the Transactions and any other matter
      --------------
required to effect the Transactions at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of CBRE called to consider such matters. In order to effectuate this section 3.1, each of the Investors hereby grants to Holding an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by such Investor in favor of the Transactions and any other matter required to effect the Transactions at any meeting of stockholders of CBRE called to consider such matters.

          3.2.  Exclusivity.  Prior to the earlier of the Contribution Closing
          ----  -----------
or the termination of this Agreement, unless otherwise mutually agreed in writing by BLUM and Freeman Spogli, each of the Investors (in their individual capacities as stockholders of CBRE and not in their capacities as officers or directors of CBRE, if applicable) will (i) not, directly or indirectly, make, participate in or agree to, or initiate, solicit, encourage or knowingly facilitate any inquiries or the making of, any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CBRE or any of its subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including without limitation stock of its subsidiaries) of CBRE and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of CBRE that, if consummated, would result in any person or entity beneficially owning securities representing 20% or more of the total voting power of CBRE (or of the surviving parent entity in such transaction) or any of its subsidiaries, in each case other than the Transactions (any such proposal, offer or transaction (other than the Transactions) being hereinafter referred to as a "Competing Acquisition Proposal"), (ii) vote or consent (or cause to be
      ------------------------------
voted or consented), in person or by proxy, any Subject Shares against any Competing Acquisition Proposal at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of CBRE, (iii) not, directly or indirectly, sell, transfer or otherwise dispose of any shares of CBRE Common Stock beneficially owned by such party (including, without limitation, in the case of Freeman Spogli, the warrant to acquire 364,884 shares of CBRE Common Stock held by Freeman Spogli) and (iv) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.

IV  OTHER COVENANTS
--  ---------------

          4.1.  Merger Agreement.  The parties hereto acknowledge and agree
          ----  ----------------
that Holding will have sole
discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of its and CBRE's compliance with the covenants applicable to it and CBRE under the Merger Agreement. Subject to the immediately preceding sentence, Holding may not amend, or agree to amend, the Merger Agreement without the prior written consent of both BLUM and Freeman Spogli, and each of BLUM and Freeman Spogli hereby consents to all amendments to the Merger Agreement that have occurred on or prior to the date hereof. BLUM agrees to amend, or cause the amendment of, the certificates of incorporation of each of Holding and Acquiror, at or prior to the Contribution Closing, to (i) create three classes of Holding capital stock consisting of Holding Class B Common Stock and Holding Class A Common Stock, (ii) authorize a total number of shares of Holding Class B Common Stock and Holding Class A Common Stock and Acquiror Common Stock, respectively, that are sufficient to permit the consummation of the transactions contemplated hereby and by the Merger Agreement and (iii) elect for Holding not to be governed by Section 203 of the General Corporation Law of the State of Delaware. In connection with such amendment of the certificate of incorporation of Holding, each share of outstanding Holding Common Stock on the date thereof shall be exchanged for one share of Holding Class B Common Stock.

          4.2.  Issuance of Shares for Pre-Funded Interest; Financing Documents.
          ----  ---------------------------------------------------------------

          (a) The parties hereto acknowledge and agree that, in the event that the offering of the Newco Senior Subordinated Notes shall be consummated, in connection with such consummation Holding will issue and sell to BLUM or its affiliate, in consideration for a cash contribution to Holding equal to the Pre-Funded Interest (the "Pre-Funded Interest Contribution"), a number of shares of
                      --------------------------------
Holding Class B Common Stock equal to (i) the amount of the Pre-Funded Interest divided by (ii) $16.00 (the "Pre-Funded Interest Shares"). Holding shall
                             --------------------------
contribute the Pre-Funded Interest Contribution to Newco in exchange for the issuance and sale to Holding of a number of shares of Acquiror Common Stock equal to (x) the Pre-Funded Interest Contribution divided by (y) $16.00.

          (b) The parties hereto acknowledge and agree that Holding will have sole discretion with respect to the negotiation of definitive debt financing documents with CSFB and DLJ (or any other lending person) and any supporting lenders (i) based upon the Debt Financing Documents and (ii) in connection with the offering of the Newco Senior Subordinated Notes.

          4.3.  Agreement to Cooperate; Further Assurances.  Subject to the
          ----  ------------------------------------------
terms and conditions of this Agreement, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

          4.4.  Fees and Expenses.
          ----  -----------------

          (a) Subject to Section 4.4(b), in the event that this Agreement is terminated prior to the Contribution Closing, the costs incurred by any party hereto in preparing this Agreement and in pursuing and negotiating the Transactions (including all attorneys' fees and costs relating thereto) (the "Transaction Expenses") will be paid by the party incurring such
               --------------------
Transaction Expenses.

          (b) In the event that the Merger Agreement is terminated and BLUM shall receive any payment from CBRE pursuant to Section 10.2 of the Merger Agreement (the "Termination Fee"), promptly after receipt of such Termination
                ---------------
Fee, BLUM shall allocate and pay the Termination Fee, in part or in whole, as applicable, as follows: (i) first, to BLUM and the Other Investors in an amount equal to their Transaction Expenses (to the extent such Transaction Expenses shall exceed the Termination Fee, then each such party shall receive a pro rata amount of such Termination Fee based upon such party's Transaction Expenses incurred), (ii) second, if available, any amounts required to be paid to CSFB and DLJ in the Debt Financing Documents and (iii) lastly, subject to Section 4.4(c) hereto, the remaining amount of the Termination Fee to BLUM or its Affiliate (as defined in Section 5.3 hereto).

          (c) If (i) the Merger Agreement is terminated because of the Company's consummation of an Acquisition Proposal (as defined in the Merger Agreement), (ii) Holding is entitled to receive any payment from CBRE pursuant to Section 10.2 of the Merger Agreement, and (iii) (x) Wirta is not offered continued employment on comparable terms with CBRE (or the parent or surviving company in such Acquisition Proposal) following the consummation of such other Acquisition Proposal for a period of at least 12 months (unless such shorter period is requested by Wirta), then Wirta will be entitled to receive 5.7% of the portion of the Termination Fee, if any, paid to BLUM or its Affiliate pursuant to Section 4.4(b)(iii), or (y) White is not offered continued employment on comparable terms with CBRE (or the parent or surviving company in such Acquisition Proposal) following the consummation of such other Acquisition Proposal for a period of at least 12 months (unless such shorter period is requested by White), then White will be entitled to receive 4.3% of the portion of the Termination Fee, if any, paid to BLUM or its Affiliate pursuant to
Section 4.4(b)(iii).

          (d) In the event that the closing under the Merger Agreement occurs, the Surviving Corporation in the Merger shall, simultaneously with such closing, pay (i) to RCBA GP, L.L.C. (or an affiliate designated by it) a transaction fee of $3 million in immediately available funds and (ii) to Freeman Spogli & Co. Incorporated (or an affiliate designated by it) a transaction fee of $2 million in immediately available funds. In addition, simultaneously with such closing, the Surviving Corporation shall reimburse each of the parties hereto for all Transaction Expenses incurred by such party.

          4.5.  Notification of Certain Matters.  Each party to this Agreement
          ----  -------------------------------
shall give prompt notice to each other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however,
                                                            --------  -------
that the delivery of any notice pursuant to this Section 4.5 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 4.5 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

          4.6.  Public Statements.  Before any party to this Agreement, other
          ----  -----------------
than BLUM, Holding or Newco, or
any Affiliate of such party shall release any statements concerning this Agreement, the Merger Agreement, the Securityholders' Agreement, the Debt Financing Documents, the Transactions or any of the matters contemplated hereby and thereby which is intended for or may result in public dissemination thereof, such party shall cooperate with the other parties and provide the other parties the reasonable opportunity to review and comment upon any such statements and, unless otherwise required by law or as may be required to be disclosed by any party in any Schedule 13D filing, shall not release or permit release of any such information without the consent of the other parties, which shall not be unreasonably withheld.

          4.7.  Execution of Securityholders' Agreement.  At the time of the
          ----  ---------------------------------------
Contribution Closing, each of the Investors agrees to execute and deliver to the other parties thereto the Securityholders' Agreement.

          4.8.  Freeman Spogli Warrant.  Holding agrees to issue to Freeman
          ----  ----------------------
Spogli or its Affiliate immediately after the closing under the Merger Agreement a warrant in the form attached hereto as Exhibit B (the "Warrant Agreement").
                                                         -----------------
Freeman Spogli agrees that at the time of the closing under the Merger Agreement, the warrants to acquire 364,884 shares of Common Stock, par value $.01 per share ("CBRE Common Stock"), of CBRE beneficially owned by Freeman
                 -----------------
Spogli shall be cancelled by CBRE without any payment to Freeman Spogli.

          4.9.  Consultation.  In connection with (a)  exercising its discretion
          ----  ------------
under Sections 1.5 and 4.1 and (b) any negotiations contemplated by Section 4.2, BLUM and Holding will use their good faith efforts to (i) promptly communicate with the other parties hereto concerning the relevant issues and terms, (ii) permit the other parties hereto to participate in the negotiation of such terms, if applicable, and (iii) consider the views of the other parties hereto in the making of any decisions or conduct of any negotiations, as applicable.

          4.10. Waiver of Certain Rights in KRES Merger Agreement.  Effective
          ----- -------------------------------------------------
upon the Closing, each of FSEP, FSEP International, Koll Holding Company and Wirta (collectively, the "Former KRES Shareholders") irrevocably and
                          ------------------------
unconditionally waives any rights that it or he may have under (i) Section 10.13 of the Agreement and Plan of Merger, dated as of May 14, 1997 (the "KRES Merger
                                                                    -----------
Agreement"), by and among CBRE, Koll Real Estate Services, the Former KRES
---------
Shareholders and the other parties thereto, and (ii) the Registration Rights Agreement, dated as of May 14, 1997, by and among CBRE, the Former KRES Shareholders and the other parties thereto.

          4.11. Conversion of Koll Warrants.  Each of Wirta, Koll and The Koll
          ----- ---------------------------
Holding Company ("TKHC") agrees that at the time of the closing under the Merger
                  ----
Agreement, the warrants to acquire 84,988 shares of CBRE Common Stock beneficially owned by Wirta, Koll or TKHC (which total includes warrants to acquire 55,936 shares of CBRE Common Stock beneficially owned by each of Wirta, Koll and TKHC as a result of the Amended and Restated Option Agreement, dated as of August 27, 1997 (the "Wirta-Koll Option Agreement"), by and among The Koll
                         ---------------------------
Company, TKHC, Wirta and Koll Real Estate Services) shall each be converted into the right to receive $1.00 and shall not thereafter represent the right to receive any securities of, or other consideration from, Holding or CBRE.

          4.12. Transfers.  Each Investor agrees not to enter into any plan,
          ----- ---------
agreement, arrangement or
understanding to transfer its shares of Holding Class B Common Stock prior to and including the Contribution Closing.

V  MISCELLANEOUS
-  -------------

          5.1.  Notices.  All notices, requests and demands to or upon the
          ----  -------
respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Holding, Newco and the Investors, or to such other address as may be hereafter notified by the parties hereto:

          (a)   If to Holding or Newco, to it at the following address:

                c/o BLUM Capital Partners, L.P.
                909 Montgomery Street, Suite 400
                San Francisco, California 94133
                Attn: Claus Moller
                Telephone: (415) 288-7262
                Telecopy: (415) 434-3130

          with a copy to:

                Simpson Thacher & Bartlett
                3330 Hillview Avenue
                Palo Alto, California 94304
                Attn: Richard Capelouto
                Telephone: (650) 251-5060
                Telecopy: (650) 251-5002

          (b) If to an Investor, to it at its address set forth in Section 6.3 of the Securityholders' Agreement.

          (c)   If to Koll, to him at the address for TKHC set forth in Section
6.3 of the Securityholders' Agreement.

          5.2.  Governing Law.  This Agreement shall be governed by and
          ----  -------------
construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state. Each of the parties by its execution hereof hereby (i) irrevocably submits to the jurisdiction of the federal and state courts located in the County of San Francisco in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other agreement contemplated hereby or relating to the subject matter hereof or thereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that any right or remedy relating to this Agreement or any other agreement contemplated hereby, or the subject matter hereof or thereof, may not be enforced in or by such court. Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by the laws of the state of California, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.2 hereof is reasonably calculated to give actual notice.

          5.3.  Assignment.  This Agreement may not be assigned by any party
          ----  ----------
hereto, except that the rights and obligations of BLUM to provide the BLUM Cash Contribution may be assigned by BLUM in whole or in part to any affiliate of BLUM provided that no such assignment will relieve BLUM of any of its obligations hereunder. Any assignment or delegation in derogation of this provision shall be null and void. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, executors and administrators of the parties hereto.

          5.4.  Amendment.  No amendment, modification or supplement to this
          ----  ---------
Agreement shall be enforced against any party hereto unless such amendment, modification or supplement is in writing and signed by Holding and such party.

          5.5.  Counterparts.  This Agreement may be executed in two or more
          ----  ------------
counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.6.  Integration.  This Agreement, the Merger Agreement, the
          ----  -----------
Securityholders' Agreement, the Warrant Agreement, the letter agreement between BLUM and an affiliate of Freeman Spogli and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter, including, without limitation, the letter agreement dated as of November 10, 2000 among the Investors.

          5.7.  Specific Performance.  The parties hereto agree that irreparable
          ----  --------------------
damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

          5.8.  Amendment and Restatement; Effectiveness of Representations and
          ----  ---------------------------------------------------------------
Warranties and Agreements.
-------------------------

     (a) This Agreement amends certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety so as to reflect and give effect to such amendments. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect from the date of the Original Agreement.

     (b) Each of the representations and warranties of each party hereto made in this Agreement shall be deemed (i) to be made on the date of the Original Agreement and as of the Contribution Closing and (ii) not made on the date hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              CBRE HOLDING, INC.

                              By:

                                  Name:
                                  Title:

                              BLUM CB CORP.

                              By:

                                  Name:
                                  Title:

                              RCBA STRATEGIC PARTNERS, L.P.

                              By: RCBA GP, L.L.C., its general partner

                              By:

                                  Name:
                                  Title:

                              FS EQUITY PARTNERS III, L.P.

                              By: FS Capital Partners, L.P., its general
                                  Partner

                              By: FS Holdings, Inc., its general partner

                              By:

                                  Name:
                                  Title:

                              FS EQUITY PARTNERS INTERNATIONAL, L.P.

                              By: FS&Co. International, L.P., its general
                                  Partner

                                   By: FS International Holdings Limited,
                                         its general partner

                              By:

                                  Name:
                                  Title:

                              THE KOLL HOLDING COMPANY


                              ______________________________
                              By:  Donald M. Koll


                              ______________________________
                              Frederic V. Malek


                              ______________________________
                              Raymond E. Wirta


                              ______________________________
                              W. Brett White


                              ______________________________
                              Donald M. Koll

                               CONSENT OF SPOUSE

          In consideration of the execution of the foregoing Contribution and Voting Agreement among CBRE Holding, Inc., BLUM CB Corp., RCBA Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Frederic V. Malek, Raymond E. Wirta, W. Brett White and Donald M. Koll, I, _______________________, the spouse of Raymond E. Wirta, do hereby join with my spouse in executing the foregoing Contribution and Voting Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Dated as of ________ __, 2001

                                     [Spouse]

                               CONSENT OF SPOUSE

          In consideration of the execution of the foregoing Contribution and Voting Agreement among CBRE Holding, Inc., BLUM CB Corp., RCBA Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Frederic V. Malek, Raymond E. Wirta, W. Brett White and Donald M. Koll, I, _______________________, the spouse of W. Brett White, do hereby join with my spouse in executing the foregoing Contribution and Voting Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Dated as of ________ __, 2001

                                     [Spouse]

                               CONSENT OF SPOUSE

          In consideration of the execution of the foregoing Contribution and Voting Agreement among CBRE Holding, Inc., BLUM CB Corp., RCBA Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Frederic V. Malek, Raymond E. Wirta, W. Brett White and Donald M. Koll, I, _______________________, the spouse of Frederic V. Malek, do hereby join with my spouse in executing the foregoing Contribution and Voting Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Dated as of ________ __, 2001

                                     [Spouse]

                               CONSENT OF SPOUSE

          In consideration of the execution of the foregoing Contribution and Voting Agreement among CBRE Holding, Inc., BLUM CB Corp., RCBA Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Frederic V. Malek, Raymond E. Wirta, W. Brett White and Donald M. Koll, I, _______________________, the spouse of Donald M. Koll, do hereby join with my spouse in executing the foregoing Contribution and Voting Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Dated as of ________ __, 2001

                                     [Spouse]

                                                                  EXECUTION COPY
                                                                  --------------

                                                                      Schedule I
                                                                      ----------
                                       Total Shares of
                                     Outstanding Common
                                  Stock Beneficially Owned
     BLUM                                 3,423,886
     Freeman Spogli                       3,402,463
     Raymond E. Wirta                        35,000
     W. Brett White                          58,575
     Frederic V. Malek                      397,873
     The Koll Holding Company               734,290/1/


_______________
/1/ The shares listed as beneficially owned by Raymond E. Wirta do not include currently exercisable options (the "Wirta-Koll Options") granted to Mr.
                                         ------------------
     Wirta by The Koll Holding Company (which is the wholly-owned subsidiary of The Koll Company, which is wholly-owned by the Don Koll Separate Property Trust, a trust for which Donald M. Koll is trustee) to acquire 521,590 shares of CBRE Common Stock held by The Koll Holding Company. The shares listed as beneficially owned by The Koll Holding Company include the shares of CBRE Common Stock underlying the Wirta-Koll Options. To the extent that the Wirta-Koll Options are exercised prior to the Contribution Closing, such underlying shares of CBRE Common Stock received by Mr. Wirta shall be contributed to Holding at the Contribution Closing pursuant to Section 1.3 hereto by Mr. Wirta instead of The Koll Holding Company and Mr. Wirta shall receive the corresponding number of shares of Holding Common Stock at the Contribution Closing in respect thereof pursuant to Section 1.3 hereto instead of The Koll Holding Company.

                                                                  EXECUTION COPY
                                                                  --------------

                                                                       Exhibit A

               [Insert final form of Securityholders' Agreement]

                                                                  EXECUTION COPY
                                                                  --------------

                                                                       Exhibit B

                    [Insert final form of Warrant Agreement]